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February 23, 2018

Starboard Investment Trust
116 South Franklin Street
P. O. Box 69
Rocky Mount, NC  27802

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 289 to the Starboard Investment Trust Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 292 to the Registration Statement (the "Amendment"). We also consent to all references to us in the Amendment.

Very truly yours,

/s/ Holland & Knight LLP

Holland & Knight LLP